 Exhibit 99.1

Aprea Therapeutics Promotes Gregory S. Wessels to Chief Commercial Officer and Announces Governance Changes

BOSTON, MA., September 18, 2020 (GLOBE NEWSWIRE) – Aprea Therapeutics Inc., (NASDAQ: APRE), a clinical-stage biotechnology company focused on developing and commercializing novel cancer therapeutics that reactivate mutant p53 tumor suppressor protein, today announced the promotion of Gregory S. Wessels to the newly created position of Chief Commercial Officer.

“We are excited to have Greg assume the role of Chief Commercial Officer as we approach key milestones in our frontline MDS program and continue to execute on our plans for the future development of eprenetapopt,” said Christian S. Schade, President and Chief Executive Officer of Aprea Therapeutics. “Greg’s leadership and oncology market experience will be essential as we build out our commercial capabilities.”

Mr. Wessels joined Aprea in February 2020 from Bristol-Myers Squibb where he most recently served as Executive Director – US Marketing for Lymphoma and Acute Myeloid Leukemia. Prior to joining Aprea from BMS, Mr. Wessels held global and regional oncology marketing positions of increasing responsibility over more than 11 years at Celgene Corporation.

The Company also announced today that two of its independent directors, Scott Rocklage, Ph.D. and Jonathan Hepple, Ph.D. have decided to step down after nearly a decade of collective service on the Board. In connection with the departure from the Board of Drs. Rocklage and Hepple, Christian S. Schade was appointed Chairman of the Board of Directors, John B. Henneman was named Lead Independent Director, Richard Peters, M.D., Ph.D, became Chairman of the Company’s Compensation Committee and Fouad Namouni, M.D. became a member of the Company’s Nominating and Corporate Governance Committee.

“On behalf of the Board of Directors and all Aprea employees, we are grateful to both Scott Rocklage and Jonathan Hepple for their contributions and years of invaluable service to the Company,” added Christian S. Schade.

“Aprea has made tremendous progress in advancing therapeutics to target TP53 mutations in oncology,” said Scott Rocklage. “With the addition to the Board of Drs. Namouni and Peters in June, I believe that the Company has the right team in place to transition to the next phase of its development leading with its Phase 3 program in frontline MDS. It has been a pleasure to be a part of the Aprea team.”

About Aprea Therapeutics, Inc.

Aprea Therapeutics, Inc., (NASDAQ: APRE) is a biopharmaceutical company headquartered in Boston, Massachusetts with research facilities in Stockholm, Sweden, focused on developing and commercializing novel cancer therapeutics that reactivate the mutant tumor suppressor protein p53. The Company’s lead product candidate is APR-246 (eprenetapopt), a small molecule in clinical development for hematologic malignancies, including myelodysplastic syndromes (MDS) and acute myeloid leukemia (AML). APR-246 has received Breakthrough Therapy, Orphan Drug and Fast Track designations from the FDA for MDS, and Orphan Drug designation from the European Commission for MDS, AML and ovarian cancer. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

About p53 and APR-246 (eprenetapopt)

The p53 tumor suppressor gene is the most frequently mutated gene in human cancer, occurring in approximately 50% of all human tumors. These mutations are often associated with resistance to anti-cancer drugs and poor overall survival, representing a major unmet medical need in the treatment of cancer.

Eprenetapopt (APR-246) is a small molecule that has demonstrated reactivation of mutant and inactivated p53 protein – by restoring wild-type p53 conformation and function – and thereby inducing programmed cell death in human cancer cells. Pre-clinical anti-tumor activity has been observed with eprenetapopt in a wide variety of solid and hematological cancers, including MDS, AML, and ovarian cancer, among others. Additionally, strong synergy has been seen with both traditional anti-cancer agents, such as chemotherapy, as well as newer mechanism-based anti-cancer drugs and immuno-oncology checkpoint inhibitors. In addition to pre-clinical testing, a Phase 1/2 clinical program with eprenetapopt has been completed, demonstrating a favorable safety profile and both biological and confirmed clinical responses in hematological malignancies and solid tumors with mutations in the TP53 gene.

A pivotal Phase 3 clinical trial of eprenetapopt and azacitidine for frontline treatment of TP53 mutant MDS is ongoing. Eprenetapopt has received Breakthrough Therapy, Orphan Drug and Fast Track designations from the U.S. Food and Drug Administration for MDS, and Orphan Drug designation from the European Medicines Agency for MDS, AML and ovarian cancer.

Forward-Looking Statement

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to our clinical trials and regulatory submissions. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to the success and timing of our clinical trials or other studies, risks associated with the coronavirus pandemic and the other risks set forth in our filings with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Source: Aprea Therapeutics, Inc.

Corporate Contacts:

Scott M. Coiante

Sr. Vice President and Chief Financial Officer

617-463-9385

Gregory A. Korbel

Vice President of Business Development

617-463-9385